EXHIBIT 10.1

FIRST AMENDMENT TOAMENDED AND RESTATED PIONEER NATURAL RESOURCES COMPANY
EMPLOYEE STOCK PURCHASE PLAN

This First Amendment (this “Amendment”) to the Amended and Restated Pioneer Natural Resources Company Employee Stock Purchase Plan (the “Plan”) is made and executed by Pioneer Natural Resources Company, a Delaware Corporation (the “Company”).

W I T N E S S E T H   T H A T:

WHEREAS, the Pioneer Natural Resources Company Employee Stock Purchase Plan was adopted by the Board of Directors  of the Company (the “Board’) and approved by the stockholders of the Company on August 7, 1997;

WHEREAS, the Company amended and restated the Plan on December 9, 2005 to incorporate prior amendments and make certain other changes;

WHEREAS, the Company further amended and restated the Plan effective September 1, 2007;

WHEREAS, the Company now desires to amend the Plan;

NOW, THEREFORE, in consideration of the premises and pursuant to the authority reserved thereunder, the Pioneer Natural Resources Company Employee Stock Purchase Plan is hereby amended as follows:

1.           Section 4 of the Plan shall be amended and restated to read as follows:

4.           Eligibility. All employees, other than officers, of the Company and the Participating Companies who have been employed by the Company or any Participating Company (including any predecessor company) since the first day of the month that precedes the applicable date of grant (defined below) (including any authorized leave of absence meeting the requirements of Treasury Regulation § 1.421 -7(h)(2)) and who are customarily employed at least 20 hours per week and at least five (5) months per year shall be eligible to participate in the Plan; provided, however, that no option shall be granted to an employee if such employee, immediately after the option is granted, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation (within the meaning of Sections 423(b)(3) and 424(d) of the Code) (“Eligible Employee”). By way of example, if the date of grant is January 1 of a year, an employee must have been employed by the Company or a Participating Company since December 1 of the prior calendar year and otherwise meet the conditions set forth in the Plan in order to be an Eligible Employee.

2.           The first sentence of Section 5 of the Plan shall be amended and restated to read as follows:

Subject to the provisions of paragraph 12 (relating to adjustment upon changes in stock), the aggregate number of shares of the authorized common stock, par value $.01 per share, of the Company (the “Stock”) which may be sold pursuant to options granted under the

Plan shall not exceed 1,250,000 less the total number of shares sold under the Plan from the adoption of the Plan through the effective date of this amendment and restatement of the Plan.

3.           Section 14 of the Plan shall be amended and restated to read as follows:

14.           Term of the Plan. This amended and restated version of the Plan shall be effective as of September 1, 2007.  If not sooner terminated under the provisions of paragraph 15, the Plan shall terminate upon and no further options shall be granted after December 31, 2022.

4.           This Amendment shall be effective as of September 1, 2012.

EXECUTED this 17th day of May, 2012.

By:	/s/ Larry N. Paulsen
Larry N. Paulsen
Vice President, Administration and Risk
Management